MEMORANDUM OF UNDERSTANDING

This Memorandum of Understanding (the “MOU”) is made and entered into this 28th day of September 2005 between and among Diguang International Holdings Ltd., a Company in British Virgin Islands (hereinafter referred to as “Diguang” or “Party A”), Chardan Capital, LLC and JLF, LLC, two companies in the United States of America (hereinafter referred to collectively as the “Investor” or “Party B”) and Online Processing, Inc, a listed company in the stock market of the United States of America (hereinafter referred to as “OLPC ” or “Party C” or “Shell”).

WHEREAS, As a holding company for a manufacturer of LED and CCFL backlights, Party A wishes to merge with Party C through Reverse Merger  (“Reverse Merger”). The stock of the Combined Company (hereinafter referred to as the “Resulting Company or “Target Company”), which comes into existence after the completion of the merger transactions, will apply for being publicly traded on the NASDAQ National Market in USA as soon as possible; and

WHEREAS, Party B wishes to provide the capital that is required for completing the Target Company and the additional capital for the future operation of the same, in exchange for an ownership interest in the Target Company; and

WHEREAS, Party C wishes to be the Shell in which Party A will make the Reverse Merger; and

WHEREAS, Part A and Party B agree that prior to the merger completion of the Target Company Party B will acquire a total of 1,250,000 shares of common stock from the shareholders of Party A at the price of U.S.$4.00 per share with the aggregate subscription amount up to U.S.$5,000,000. The funds will be remitted into the personal account of Party A’s shareholders or the account designated by them.

NOW, THEREFORE, the parties to this MOU agree as follows:

1. (a) Party C will cause the Shell’s shareholders to execute the Reverse Merger with a company incorporated in the British Virgin Islands (“BVI Company”), which has the same capitalization as Party B’s, if necessary and feasible. At the time that the Reverse Merger is made and prior to the completion of the combined company, the Shell will have already issued on a fully diluted basis a total of 1,943,000 shares of common stock and so the BVI Company will issue 1,943,000 shares of common as well.

(b)  Party B will invest or secure the other investors to invest U.S.$12,000,000, in which U.S.$ one million is earmarked for the expenditure of commissions, taxes and all the fees and expenses, etc. from all the parties, that are used for the Target Company to be completed on the listing of NASDAQ National Market and U.S.$ one million is earmarked for US operations in the two years after the Target Company is completed for being listed and traded in the NASDAQ, in exchange for 2,400,000 shares of common stock in the Target Company.  All of the funds will be deposited in the accounts of the combined company and subject to disposal at the discretion of Party A’s management and board of directors.

(c)  All the shareholders of Party A will participate in the Reverse Merger, and Party A’s stock,

which is held by all the shareholders of Party A, will be exchanged for the newly issued stock of the Target Company.  Under the terms of the Reverse Merger, all the shares of Party A will be exchanged for 18,250,000 common shares of the Target Company, including the 1,250,000 shares to be transferred from the shareholders of Party A to Party B, as recited above. Party A will acquire the additional 6,000,000 incentive shares if the Target Company hits its profit targets in 2006, 2007, 2008 and 2009.The current capitalization of Party A includes all their stock, the rights for Party B to acquire part of Party A’s shares and all the issued stock made by Party C. At anytime before the merger is completed for the Target Company, the capitalization of Party A and the number of Party C’s shares will not change, and Party A will not regrant to any party any right to acquire part of Party A’s stock.

(d)  All the parties agree that the management of Party A will become the main members of the management of the Target Company and that the board of directors of the Target Company will be formed as per the share holding percentage of the three parties，

(e) The above three parties agree to set up a stock option plan (the “Option Plan”) in a total of 1,500,000 shares, and the board of directors of the Target Company cannot carry out the Option Plan within 18 months starting from the completion of the Target Company unless it is approved in writing by Party B. The Option Plan requires vesting of option to be carried out within a maximum of 3.5 years from the date of its implementation, and the same plan shall comply with all applicable laws.

(f)  When this MOU is executed by all parties, Party B will begin the process of applying for a NASDAQ listing on behalf of the Shell Company. Party B and Party C undertake to ensure that as per the working schedule unanimously agreed by the three parties, all the work for listing the Target Company in NASDAQ National Market by the 30th of September 2005 will be completed as scheduled. The parties will cooperate fully to meet the listing requirements of NASDAQ, including selection of the independent directors in the eligible numbers and creation and maintenance of an Audit Committee.

2.  Conditions to Fulfillment.  This MOU will be binding on them to the fullest extent under the law, but the obligations of each of them to fulfill the transactions stipulated in the MOU are subject to the following preconditions:

(a)  The Conditions Applicable to Party A.  Party A will not be obligated to fulfill the transactions stipulated by this MOU unless Party B and Party C meet all of the following conditions:

(i)  If needed and necessary, Party C will make the Reverse Merger with the above incorporated BVI Company;

(ii)  Party B will have deposited U.S.$ 5 million to subscribe for the Initial Stock into an escrow account that is governed by an agreement satisfactory to Party A’s shareholders;

(iii) The capitalization of Party C is as set forth in paragraph 1 (a) of this MOU;

(iv) Party A verifies and confirms that all of the investment (including the U.S.$5 million referred to in (ii) above and the U.S.$12,000,000 to be invested into the combined company) has been deposited in a valid escrow account. ;

(v)

Such other conditions to fulfilling as normally exist in a transaction such as the one contemplated, such as compliance with laws, good standing and others.

(vi)

 Party B and Party C will represent and warrant that if the financial information provided to them by Party A is basically accurate, then, the Target Company will meet the capital, earnings and number of shareholder criteria for listing on the NASDAQ National Market and will meet the requirements for a listed company on NASDAQ National Market.

(vii)  Parties B and C will have completed their operational and due diligence reviews of Party A and if they have not done so or waived this condition, the Party A may terminate this MOU.

(viii) Party B and/or Party C should ensure that the Shell and/or the company reincorporated in BVI by the shareholders of Party C do not have any debts or contingent liabilities, pledges in any form or obligations, illegal issues. If Party B or Party C breaches or is in violation of any of the aforesaid representations or undertakings and in case that any dispute or controversy with a third party arises due to Party B or Party C’s violation of the aforesaid representations and undertakings, Party B and Party C will take responsibility for these and will make the solution to the same as well. Party B and/or Party C undertake that they will compensate Party A any losses and expenses incurred herein as well as be responsible for all and any damage caused, for which Party A will not take any responsibility。

b)  The Conditions Applicable to Parties B and C.  Party B and Party C shall not be obligated to fulfill the transactions stipulated by this MOU unless Party A meets all of the following conditions:

(i) Financial Reports, (Audited reports for subsidiary companies of Party A, issued by PricewaterhouseCoopers as per US GAAP, including Profit and Loss Statement and Cash Flow Statement for the years ending December 31, 2002, December 31, 2003 and December 31, 2004, and Balance Sheet for the years ending December 31, 2002 and December 31, 2003, and December 31 2004 and an interim unaudited report showing the financial status of the Company through June 2005 demonstrating that the financial condition of Party A is basically not less favorable than 10% worse than the financial condition of Party A described by the financial data provided by Party A to Parties B and C.

(ii)  There is no outstanding right held by any party to acquire any of the stock of Party A;

(iii) There are no material deficiencies found in the due diligence process undertaken by parties B and C.

(iv) Such other conditions to fulfilling as normally exist in transactions such as those contemplated, such as compliance with laws, good standing and others.

3.  Definitive Agreement and Due Diligence. Promptly after the signing of this MOU by all parties, the parties will commence the diligent, good faith negotiation of definitive agreement on the transactions, and Party B will commence and complete its due diligence review of Party A’s financial conditions and operations. In addition to the terms and conditions of this MOU, the definitive agreement shall contain such terms and conditions and representations and warranties as are customarily included or signed or legally required in the agreement for fulfilling the transactions related in this MOU.

4.  Liquidated Damages.

All of the Parties understand, know and agree that each of them will have invested significant time, effort, energy and resources toward the consummation of the Reverse Merger, and that, in the event that any of them fails to discharge its obligations under this MOU, the others will be harmed in an amount that will not be readily determinable exactly.  For that reason and on that basis, in the event that Party A has fulfilled all of its obligations under this MOU, including the fact that, in the course of their due diligence review, Party B and Party C determine that Party A’s financial condition by the end of the year 2004 and results of operations by the end of the year 2004 and for the first 6 months of 2005 are not more than 5% worse than described in Party A’s representations and warranties, but the Reverse Merger cannot be completed because Party B and Party C have failed to discharge its obligations under this MOU, then Party B and Party C shall be jointly and severally liable to pay US$500,000 to Party A as liquidated damages.

Similarly, if Party B and Party C have fulfilled all of their obligations under the MOU, but the Merger cannot be completed because Party A has not fulfilled its obligations under this MOU or Party A’s financial or operational condition by the end of the year 2004 is less favorable by more than 10% than the financial data provided to Parties B and C, Party A shall pay U.S.$500,000 to Party B.

IN WITNESS WHEREOF, the parties have set their hands and seals this 28th day of September 2005.

Party A

Diguang International Holdings Ltd.

By:

__________________________________________

Its:

Party B

Chardan Capital, LLC

By:

___________________________________________

Its:

JLF, LLC

By:

___________________________________________

Its:

Party C

Online Processing, Inc.

By:

___________________________________________

Its: